MODIFICATION TO EMPLOYMENT AGREEMENT AND

RETENTION AGREEMENT

THIS MODIFICATION TO EMPLOYMENT AGREEMENT AND RETENTION AGREEMENT (“Modification Agreement”) is made this 28th day of August, 2012 between SED INTERNATIONAL HOLDINGS, INC., a Georgia corporation (the “Company”) and Jonathan Elster, an individual resident of the State of Georgia (the “Executive”). Collectively, the Company and the Executive may be referred to hereinafter as the “parties.”

WITNESSETH:

WHEREAS, on July 1, 2010, the Executive and the Company entered into an Employment Agreement (the “Employment Agreement”) setting forth the terms and conditions of the Executive’s employment with the Company; and

WHEREAS, the Company has informed the Executive it desires to employ the Executive in a position other than as its Chief Executive Officer and President of the Company, in anticipatory violation of Section 1 of the Employment Agreement; and

WHEREAS, in connection therewith, the Executive and the Company desire to amend and modify the Employment Agreement, as well as to enter into an employment retention agreement, to reinforce and encourage the continued attention and dedication of the Executive.

NOW, THEREFORE, in consideration of the foregoing, the continued employment of the Executive and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Executive shall remain employed by the Company as its Chief Executive Officer and President until such time as the Company names an Interim Chief Executive Officer or hires a new Chief Executive Officer or President, at which time the Executive shall transfer to the position of Chief Strategy, and shall report to the Chief Executive or Interim Chief Executive Officer, or as he or she directs, and perform such other duties as the Chief Executive Officer or Interim Chief Executive Officer may direct.

2. The Executive shall resign as a Director of the Company as of the date this agreement.

3. The Executive shall continue to receive the compensation and benefits set forth in Section 2 of the Agreement while the Executive remains employed by the Company.

4. Immediately upon the expiration of the Term of the Employment Agreement, and unless the parties enter into a written agreement otherwise, the parties’ employment relationship shall become one with no defined term that can be terminated by either of them “at will,” (subject to the terms of this Modification Agreement) provided that if the Company desires to terminate the Executive’s employment following the Term, other than for Good Cause, it must first provide the Executive at least 3 weeks advance written notice of such a termination and if the Executive desires to terminate his employment with the Company following the Term, he shall provide the Company with at least 3 weeks advance written notice of such termination.

5. If during or after the Term (i) the Company terminates the Executive, other than for Good Cause, or (ii) the Executive terminates his employment after providing the Company at least 3 weeks advance written notice of such termination and such termination occurs no earlier than the expiration of the 60-day period beginning on the new Chief Executive Officer’s first day of work, the Executive shall receive $340,000.00 as a Severance Payment in a single lump sum, and all restricted shares of common stock of the Company which had been granted to the Executive shall vest immediately on the effective date of such termination. The Executive’s receipt of severance under this Paragraph 4 shall be subject to the Employment Agreement’s provisions regarding the Executive’s execution of a release of claims as a condition precedent to receiving severance; the timing of the payment of severance to the Executive; and restrictions imposed under Code Section 409A (regardless of whether the Employment Agreement is otherwise then in effect). For the avoidance of doubt, the Executive’s right to severance under this Paragraph 4 shall replace and be in lieu of the Severance Payment to which the Executive is otherwise entitled under the Section 3(d)(i) of the Employment Agreement, and shall remain in effect following the Term of the Employment Agreement. Anything contained elsewhere in this Modification Agreement or the Employment Agreement to the contrary notwithstanding, the aggregate amount payable to the Executive as a Severance Payment upon the termination of Executive’s employment with the Company, including termination following a breach by the Company of the Employment Agreement or termination of the Executive by the Company without Good Cause, shall not exceed $340,000, and shall be deemed liquidated damages and shall be contingent on the Executive delivering to the Company an executed Agreement and General Release in the form made a part of the Employment Agreement. No Severance Payment shall be payable by the Company upon termination of the Executive by the Company for Good Cause.

6. Except as otherwise modified hereby, all other provisions of the Employment Agreement shall remain in full force and effect during the Term. Capitalized terms used but not defined herein shall have the meanings ascribed in the Employment Agreement, whether or not the Employment Agreement is otherwise in effect. Any terms or provisions of the Employment Agreement covering the same subject matter that are in conflict with this Modification Agreement are hereby merged into and superseded by the provisions of this Modification Agreement.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Modification Agreement as of the date first indicated above.

EXECUTIVE	SED INTERNATIONAL HOLDINGS, INC.,
a Georgia corporation

/s/ Jonathan Elster	/s/ Samuel A. Kidston
Jonathan Elster	Name: Samuel A. Kidston
Title: Chairman